Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This Amendment (this “Amendment”) No. 1 to Agreement and Plan of Merger is made as of December 30, 2003, by and among Patterson-UTI Energy, Inc., a Delaware corporation (“Parent”), Patterson-UTI Acquisition, LLC, a Texas limited liability company and a wholly-owned subsidiary of Parent (“Sub”), and TMBR/Sharp Drilling, Inc., a Texas corporation (the “Company”).

RECITALS

     WHEREAS, Parent, Sub and the Company have entered into the Agreement and Plan of Merger, dated as of May 26, 2003 (the “Agreement”); and

     WHEREAS, Parent, Sub and the Company wish to amend the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.	Capitalized Terms. Capitalized terms not defined in this Amendment shall have the same meaning given to them in the Agreement.

2.	Amendment to Agreement. Each of Parent, Sub and the Company agrees to amend the Agreement as follows: Sections 7.1(b)(ii) and 7.1(d) are amended to replace “December 31, 2003” with “February 14, 2004”.

3.	Remainder of Agreement Not Affected. Except as set forth in Paragraph 2 of this Amendment, the remaining terms and provisions of the Agreement remain in full force and effect and are hereby ratified and confirmed.

4.	Authority. Each party represents that such party has full corporate or other power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the provisions of Article 9 of the Agreement.

     IN WITNESS WHEROF, the parties hereto have executed this Amendment as of the date first written above.

Patterson-UTI Energy, Inc.

By	/s/ John E. Vollmer

John E. Vollmer III Senior Vice President - Corporate Development

Patterson-UTI Acquisition, LLC

By	/s/ John E. Vollmer

John E. Vollmer III Vice President

TMBR/Sharp Drilling, Inc.

By	/s/ Jeffrey D. Phillips

Jeffrey D. Phillips President

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